AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 13, 2014
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________
FORM S-3
REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933
_______________
MDU RESOURCES GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	41-0423660 (I.R.S. Employer Identification Number)
1200 West Century Avenue
P.O. Box 5650
Bismarck, ND 58506-5650
(701) 530-1000
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)
_______________

David L. Goodin President and Chief Executive Officer MDU Resources Group, Inc. 1200 West Century Avenue Bismarck, ND 58506-5650 (701) 530-1000	Doran N. Schwartz Vice President and Chief Financial Officer MDU Resources Group, Inc. 1200 West Century Avenue Bismarck, ND 58506-5650 (701) 530-1000	Elizabeth W. Powers, Esq. Duane Morris LLP 1540 Broadway New York, New York 10036 (212) 692-1000
(Name, address, including zip code, and telephone number,
including area code, of agents for service)
_______________
Approximate date of commencement of proposed sale to public:  On and after the effective date of this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☑
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☑	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $1.00 par value	1,230,041 shares	(2)	(2)	(2)
Common stock, $1.00 par value	1,000,000 shares	$26.24 (3)	$26,240,000 (3)	$3,049.09 (3)
(1) Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers any additional securities to be offered or issued in connection with a stock split, stock dividend or similar transaction.
(2)  This registration statement is filed in accordance with Rule 415(a)(6) under the Securities Act and includes 1,230,041 shares of common stock that were previously registered pursuant to Registration Statement No. 333-178042 filed by the registrant on November 18, 2011 pursuant to Rule 415(a)(6) and that remain unsold. Pursuant to Rule 415(a)(6), $3,141.62 of filing fees previously paid in connection with these unsold securities will continue to be applied to such unsold securities. The amount of the registration fee in the table relates to the additional 1,000,000 shares of common stock being registered hereunder.
(3) Determined on the basis of the average of the high and low sale prices of the common stock as reported in the consolidated reporting system on November 10, 2014, solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933.

PROSPECTUS
MDU RESOURCES GROUP, INC.
DIVIDEND REINVESTMENT
AND
DIRECT STOCK PURCHASE PLAN
2,230,041 Shares of Common Stock
Our Dividend Reinvestment and Direct Stock Purchase Plan provides you with a simple and convenient method of purchasing our common stock and reinvesting cash dividends in shares of common stock without incurring brokerage commissions or service charges. Current record holders of our common stock and preferred stock may purchase our common stock by reinvesting all or a portion of their cash dividends and/or by making optional cash investments. Interested investors who are not already stockholders may participate in the plan by making an initial investment of at least $250 or authorizing automatic withdrawals from a bank account of at least $25 per investment for a minimum of ten consecutive investments. Investments may not exceed $15,000 per calendar month.
The plan allows you to:

•	purchase our common stock through cash investments made by check or by automatic withdrawals from a checking or savings account

•	elect to have cash dividends paid on all or a percentage of your shares automatically reinvested in shares of our common stock and

•	sell or transfer shares held in the plan.
We list our shares of common stock on the New York Stock Exchange under the symbol "MDU." The closing price of our common stock on the New York Stock Exchange on November 12, 2014 was $25.42 per share.
Our principal executive offices are located at 1200 West Century Avenue, P.O. Box 5650, Bismarck, North Dakota 58506-5650, and our telephone number is (701) 530-1000.
If you are not a current owner of common stock, you may purchase shares through Wells Fargo Investments, LLC. We offer common stock through Wells Fargo Investments, LLC, to the extent required by applicable law in certain jurisdictions.
________________________________
Please see "Risk Factors" on page 3 of this prospectus and review the risk factors that we have disclosed in our public filings under the Securities Exchange Act of 1934, as amended. You should also review the documents incorporated by reference in this prospectus for additional factors you should consider.
Please read this prospectus carefully before investing and retain it for your future reference. We and the plan administrator cannot assure you of a profit or protect you against a loss on the shares of common stock you purchase under the plan.
________________________________
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 13, 2014.

You should rely only on the information contained in, or incorporated by reference in, this prospectus. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

No offer of these securities is being made in any state where the offer is not permitted.

You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus or that the information incorporated by reference in this prospectus is accurate as of any date other than the date of the document incorporated by reference.

PLAN SUMMARY AND CHANGES TO THE PLAN
Dividend Reinvestment. You may elect to reinvest cash dividends on all, some or none of your shares of common stock, preferred stock or preferred stock A. In this prospectus, we refer to our preferred stock and preferred stock A collectively as our preferred stock. The plan administrator will use cash dividends paid on shares as to which you elect reinvestment to purchase shares of common stock, which will be added to your plan account. See question 10. We will pay cash dividends on shares as to which you do not elect reinvestment to you by check or direct deposit. See question 13.

Optional Cash Investments. After enrolling in the plan, you may purchase shares of our common stock through the plan in any amount from a minimum of $25 per investment to a maximum of $15,000 per calendar month. You may make optional cash investments by authorizing automatic withdrawals from your bank account or by sending a check to the plan administrator at any time. See question 14.

Enrollment. To enroll in the plan, you must complete and sign an account authorization form and return it to the plan administrator or establish online access and enroll over the Internet. See question 7.

Initial Investment. If you are not a registered owner of our common or preferred stock, you may purchase common stock through an initial investment of at least $250 or authorize automatic withdrawals from your bank account of at least $25 per investment for a minimum of ten consecutive investments. See question 8.

Price of Shares Purchased Through the Plan. The price of common stock purchased through the plan will depend on whether the shares are purchased directly from us or on the open market. The price per share for shares purchased on the open market will be the weighted average price paid for all shares acquired by the plan on the applicable investment date. The price of shares acquired directly from us will be the average of the high and low sale prices on the applicable investment date. See question 17.

Frequency of Purchases. The plan administrator will typically make purchases on (a) Tuesday of each week or, if Tuesday is not a trading day, the next trading day or (b) in any week in which a cash dividend is paid, the dividend payment date or, if the dividend payment date is not a trading day, the next trading day. See question 19.

Certificate Deposit. You may deposit common stock certificates with the plan administrator for safekeeping. The shares represented by these certificates will be converted to book-entry shares and held in your plan account. See question 23.

Plan Accounts. Shares of common stock held in the plan – whether purchased through optional cash investments or dividend reinvestment, deposited for safekeeping or otherwise – will be reflected in your plan account.

Certificate Issuance. You may receive stock certificates for any whole shares held in your plan account without charge at any time upon request. See question 22.

Selling Shares. You may direct the plan administrator to sell shares of common stock held in your plan account. You will be charged broker's commissions and service fees in connection with sales from your plan account. See questions 26 and 27.

Share Transfers and Gifts. You may transfer shares from your account to another person and/or purchase shares for others as a gift. See questions 24 and 25.

Changes to the Plan. This prospectus reflects changes to our Dividend Reinvestment and Direct Stock Purchase Plan effective January 1, 2015, as follows:

•	The maximum cash investment in any calendar month has been increased from $10,000 to $15,000. See question 14.

•
Optional cash investments by automatic debit from a bank account may now be scheduled twice a month instead of once per month. Your account will be debited on the 3rd and the 17th day of the month for investment on the next Tuesday that is at least three business days after your account is debited. See question 14.

•	You may now sell your shares through the plan administrator in one of three ways – a batch order, a market order or a day limit order. See question 26.

•
The fee for a returned check or rejected automatic withdrawal is $35; the fee for direct deposit of sale proceeds is $5; the service fee for a batch order is $15; the service fee for a market order is $25; and the service fee for a day limit order is $30. See Summary of Investment Amounts and Fees.

RISK FACTORS
Investing in our common stock involves risks. You are urged to read and consider the risk factors described below and in any prospectus supplement as well as those described in our Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference in this prospectus, as well as in subsequent filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. If any of the risks and uncertainties described in this prospectus or any prospectus supplement or the documents incorporated by reference in this prospectus actually occur, our business, financial condition and results of operations could be adversely affected in a material way. This could cause the trading price of our common stock to decline, perhaps significantly, and you may lose part or all of your investment. Before making an investment decision, you should carefully consider these risks as well as other information that we include or incorporate by reference in this prospectus.

The price of our common stock may rise during the period between making an optional cash investment, its receipt by the plan administrator and the actual purchase of the stock.

Participants in the plan have no control over or authority to direct the timing or price at which shares of common stock are purchased for their accounts. You bear this risk by participating in the plan. You will not earn interest on funds held by the plan administrator pending their investment in common stock.

The price of our common stock may fall during the period between a request for sale, its receipt by the plan administrator and the sale in the open market.

Participants should be aware that the price of our common stock may fall during the period between a request for sale, its receipt by the plan administrator and the sale of the stock in the open market. You bear this risk by participating in the plan. Therefore, you should evaluate this possibility when deciding whether and when to sell any shares through the plan.

FORWARD-LOOKING STATEMENTS
This prospectus contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are all statements other than statements of historical fact, including without limitation those statements that are identified by the words "anticipates," "estimates," "expects," "intends," "plans," "predicts" and similar expressions, and include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions – many of which are based, in turn, upon further assumptions – and other statements that are other than statements of historical facts. From time to time, we may publish or otherwise make available forward-looking statements of this nature.

Forward-looking statements involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed. Our expectations, beliefs and projections are expressed in good faith and are believed by us to have a reasonable basis, including without limitation management's examination of historical operating trends, data contained in our records and other data available from third parties. Nonetheless, our expectations, beliefs or projections may not be achieved or accomplished.

Any forward-looking statement contained in this prospectus or any document incorporated by reference in this prospectus speaks only as of the date on which the statement is made. New factors emerge from time to time, and it is not possible for us to predict all of the factors, nor can we assess the effect of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement. All forward-looking statements, whether written or oral and whether made by or on behalf of us, are expressly qualified by the risk factors and cautionary statements contained in or incorporated by reference in this prospectus, including statements contained in "Risk Factors."

DIRECT REGISTRATION
We are a participant in the direct registration system. Direct registration is a method of recording stock ownership in book-entry form, which allows stock to be owned, reported and transferred electronically without issuing a physical certificate. Book-entry means that your stock is registered in your name on our books without the need for physical stock certificates. Your uncertificated stock has the same rights and privileges as stock evidenced by a physical certificate.

Direct registration is a free service that:

•	eliminates the risk and cost associated with keeping physical stock certificates

•	eliminates the time and expense associated with replacing lost, stolen or destroyed stock certificates and

•	allows you to move shares electronically to a broker or to other registered accounts.

If you hold stock through our direct registration system, Wells Fargo Shareowner Services, a division of Wells Fargo Bank, N.A., our transfer agent and registrar, will establish and maintain your direct registration account and provide you with a direct registration statement of ownership reflecting the number of shares of stock registered in your name on our books. Wells Fargo will send you a new statement of ownership each time there is activity in your account.

Once you begin participation in our direct registration system, any future transactions will be handled through the direct registration system rather than with physical certificates unless you specify otherwise.

You may send any common or preferred stock certificates you are currently holding for conversion into our direct registration system by sending the stock certificates to Wells Fargo Shareowner Services, with a request to deposit them into your direct registration account. There is no cost to you for this custodial service. Your certificates should not be endorsed, and we recommend sending your certificates by registered mail, insuring them for 2% of the current market value.

You may sell your direct registration shares through Wells Fargo or by electronically transferring the shares to your bank or broker and selling the shares through your bank or broker. If you sell your shares through Wells Fargo, you will incur a service fee per transaction plus a per share commission.

You may move electronically all or a portion of your direct registration shares to your bank or broker at any time. To do so, provide your bank or broker with a copy of your direct registration account statement.
Your direct registration account is separate from your dividend reinvestment plan account. You may deposit your common stock certificates in either your direct registration account or your dividend reinvestment plan account. You may deposit your preferred stock certificates only in your direct registration account. See questions 11 and 23.
MDU RESOURCES GROUP, INC.
We are a diversified natural resource company, which was incorporated under the laws of the State of Delaware in 1924. Our principal executive offices are at 1200 West Century Avenue, P.O. Box 5650, Bismarck, North Dakota 58506-5650, telephone (701) 530-1000. Our Internet address is www.mdu.com.

Montana-Dakota Utilities Co., one of our public utility divisions, through the electric and natural gas distribution segments, generates, transmits and distributes electricity and distributes natural gas in Montana, North Dakota, South Dakota and Wyoming. Cascade Natural Gas Corporation, a wholly owned subsidiary, distributes natural gas in Oregon and Washington. Intermountain Gas Company, another wholly owned subsidiary, distributes natural gas in Idaho. Great Plains Natural Gas Co., another one of our public utility divisions, distributes natural gas in western Minnesota and southeastern North Dakota. These operations also supply related value-added services.

Through our wholly owned subsidiary, Centennial Energy Holdings, Inc., we own WBI Holdings, Inc., Knife River Corporation, MDU Construction Services Group, Inc., Centennial Energy Resources LLC and Centennial Holdings Capital LLC.

WBI Holdings is comprised of the pipeline and energy services and the exploration and production segments. The pipeline and energy services segment provides natural gas transportation, underground storage, processing and gathering services, as well as oil gathering, through regulated and nonregulated pipeline systems and processing facilities primarily in the Rocky Mountain and northern Great Plains regions of the United States. The pipeline and energy services segment is constructing Dakota Prairie Refinery in conjunction with a partner to refine crude oil and also provides cathodic protection and other energy-related services. The exploration and production segment is engaged in oil and natural gas development and production activities in the Rocky Mountain and Mid-Continent/Gulf States regions of the United States. On October 31, 2014, our board of directors approved a plan to market the exploration and production assets and potentially exit the oil and natural gas exploration and production business. During the marketing and sales process, this segment intends to focus on production and continue to develop its acreage.

Knife River Corporation is comprised of the construction materials and contracting segment. Knife River mines aggregates and markets crushed stone, sand, gravel and related construction materials, including ready-mixed concrete, cement, asphalt, liquid asphalt and other value-added products. It also performs integrated contracting services. Knife River operates in the central, southern and western United States and Alaska and Hawaii.

MDU Construction Services Group, Inc. is comprised of the construction services segment. MDU Construction Services specializes in constructing and maintaining electric and communication lines, gas pipelines, fire suppression systems, and external lighting and traffic signalization equipment. MDU Construction Services also provides utility excavation services and inside electrical wiring, cabling and mechanical services, sells and distributes electrical materials, and manufactures and distributes specialty equipment.

Centennial Holdings Capital LLC insures various types of risks as a captive insurer for certain of our subsidiaries. The function of the captive insurer is to fund the deductible layers of the insured companies' general liability, automobile liability and pollution liability coverages. Centennial Holdings Capital LLC also owns certain real and personal property.

DESCRIPTION OF THE PLAN
INTRODUCTION
1. What is the purpose of the plan?

The purpose of the plan is to provide participants with a simple and convenient method of automatically investing all or a portion of their cash dividends and/or making optional cash investments to purchase shares of our common stock, without paying brokerage commissions or service charges. In addition, when we direct the plan administrator to purchase common stock directly from us, the plan provides us with a cost-efficient way to raise additional capital.

2. What are the advantages to participating in the plan?

Participation in the plan has the following advantages:

•	You will not pay brokerage commissions or service fees in connection with purchases under the plan. See question 21.

•	Full investment of funds is possible under the plan because the plan permits fractional shares, as well as whole shares, to be credited to your account. See question 18.

•
Since the plan administrator holds shares in your account, you will avoid the cost and risk associated with the storage, loss, theft or destruction of stock certificates. You may receive stock certificates without charge at any time, upon request. See question 22.

•	Your recordkeeping is simplified, since you will receive a statement of your plan account after any account activity occurs. See question 31.

•	You may execute certain transactions over the telephone or online. See questions 28 and 29.

3. What are the disadvantages to participating in the plan?

Participation in the plan has the following disadvantages:

•
You will not be able to time precisely your purchases through the plan and will bear the market risk associated with the fluctuations in the price of the common stock pending investment of funds under the plan. See questions 19 and 20.

•
Execution of sales of shares held in the plan may be subject to delay. You will bear the market risk associated with the fluctuations in the price of the common stock pending the sale of your shares pursuant to the plan. See question 26.

•	You will not earn interest on funds held by the plan administrator pending their investment. See question 19.

•	You may not pledge the shares credited to your plan account until you withdraw the shares from the plan. See question 41.

•	Plan accounts are not insured by the Securities Investor Protection Corporation, the Federal Deposit Insurance Corporation or any other entity.

PLAN ADMINISTRATION
4. Who administers the plan?

Wells Fargo Shareowner Services, who we refer to in this prospectus as the plan administrator, administers the plan. The plan administrator is responsible for:

•	enrolling new participants in the plan

•	reinvesting dividends

•	processing optional cash investments

•	processing sale requests

•	depositing and safekeeping plan shares

•	processing requests for certificates and

•	issuing account statements.

You may obtain information about the plan, the plan administrator or your plan account by contacting the plan administrator online, by telephone or in writing.

The plan administrator is also responsible for purchasing and selling shares of common stock for participants' plan accounts, including selecting the broker or dealer who makes the purchases and sales. We have no control over the times or prices at which the plan administrator effects transactions in the open market or the selection of the broker or dealer used by the plan administrator to effect open market transactions. The plan administrator reserves the right to resign at any time upon reasonable notice to us, and we reserve the right to replace the plan administrator upon reasonable notice.

Wells Fargo Shareowner Services Contact Information

Internet
shareowneronline.com
Available 24 hours a day, 7 days a week for access to account information and answers to many questions and general inquiries.

Email
Go to shareowneronline.com and select Contact Us.

Telephone
1-877-536-3553 Toll-Free
+1-651-450-4064 outside the United States

Shareowner Relations Specialists are available Monday through Friday, from 7:00 a.m. to 7:00 p.m. Central Time.

You may also access your account information 24 hours a day, 7 days a week using our automated voice response system.

Written correspondence
Wells Fargo Shareowner Services
P.O. Box 64856
St. Paul, MN 55164-0856

Certified and overnight delivery
Wells Fargo Shareowner Services
1110 Centre Pointe Curve, Suite 101
Mendota Heights, MN 55120-4100

When communicating with the plan administrator about an existing account, you should provide your account number and a daytime telephone number. Be sure also to refer to "MDU Resources Group, Inc."

FORMS
5. What forms do I use to enroll in the plan, request certain transactions or make changes to my plan account?

To enroll in the plan, request transactions or make changes to your plan account, you should complete the appropriate form and return it to the plan administrator. We explain the different forms below. You may obtain these forms by contacting the plan administrator by telephone or by downloading the forms at shareowneronline.com. You should return all forms to the plan administrator.

Account Authorization Form. An account authorization form is used to enroll in the plan and, at the time of enrollment, select a dividend reinvestment option and, if you choose, authorize automatic withdrawals and/or authorize automated account access. We are enclosing an account authorization form with this prospectus.

Once you have enrolled in the plan, you may use the account authorization form to:

•	establish, change or terminate automatic withdrawals

•	change your address on record

•	make or change dividend reinvestment elections

•	make optional cash investments

•	authorize automated requests and

•	authorize direct deposit of dividends.

Transaction Request Form. A transaction request form is used to change or terminate automatic withdrawals, make optional cash investments, sell plan shares, deposit share certificates, request certificates for plan shares and terminate participation in the plan. A transaction request form is attached to each account statement mailed to participants.

Direct Deposit of Dividends Authorization Form. You may use a direct deposit of dividends authorization form or sign up online at shareowneronline.com to authorize the direct deposit of cash dividends which are not being reinvested to your United States bank account. Follow the instructions on shareowneronline.com to authorize direct deposit. In the alternative, simply complete a direct deposit of dividends authorization form and return it to the plan administrator along with a voided check, for deposits to a checking account, or savings deposit slip, for deposits to a savings account, and we will begin depositing dividend funds directly to your account. If your stock is jointly owned, please ensure that all registered owners sign the form.

You may conduct certain transactions online at shareowneronline.com or by telephone without using these account forms. See questions 28 and 29.

ENROLLMENT
6. Who is eligible to participate?

Any interested investor, whether or not an existing stockholder of record of our common or preferred stock, is eligible to participate in the plan. However, regulations in certain countries may limit or prohibit participation in the plan. If you reside outside the United States and wish to participate in the plan, you should first determine whether you are subject to any governmental regulations prohibiting your participation.

7. How do I enroll in the plan?

You may enroll in the plan online or by completing an account authorization form and returning it to the plan administrator.

Online. You may enroll online at shareowneronline.com. At the time of establishing online account access, you will be required to provide certain information in order to complete the enrollment process.

If you are an existing stockholder of record:

•	Go to shareowneronline.com

•	Select Sign Up Now! under I am a Current Shareowner and

•	Enter your 12 digit authentication ID* and your 10 digit account number.
*If you do not have your authentication ID, select I do not have my Authentication ID or request one by phone. Your authentication ID will be sent to your mailing address on file. For security, this number is required for first time sign on. Your account number can be found on your dividend check, dividend deposit notice or account statement.

If you are a new investor:

•	Go to shareowneronline.com

•	Under Invest in a Plan, select Direct Purchase Plan

•	Select MDU Resources Group, Inc.

•	Under New Investors, select Invest Now and

•	Follow instructions on the Buy Shares page.

After establishing online account access, you will also be able to view your account online and conduct certain transactions. See question 29.

Mail. You may also enroll by completing an account authorization form and returning it to the plan administrator at the address set forth in question 4. You may obtain an account authorization form at any time by going online or by contacting the plan administrator.

In addition to the enrollment procedures described above, interested investors who are not already stockholders of record must make an initial investment. See question 8.

8. Are there any additional enrollment requirements for investors who are not already stockholders?

Yes. If you are not already a stockholder of record of our common or preferred stock, you must make an initial investment of at least $250 but not more than $15,000 or authorize automatic withdrawals from your bank account of at least $25 but not more than $15,000 for a minimum of ten consecutive investments. Investments may not exceed $15,000 per calendar month. See question 14 for information about sending checks to the plan administrator.

The plan administrator will make every effort to process your investment for the next investment date, provided that it receives the funds no later than two business days prior to an investment date. Otherwise, the plan administrator holds cash investments for investment on the next investment date. See question 19.

9. How do I participate if my shares are held for me in the name of my bank or broker?

Beneficial owners whose shares are registered in names other than their own, as for example, in the name of a broker, bank nominee or trustee, may participate in the plan by:

•	completing an account authorization form and making the initial investment that is required for investors who are not already stockholders – see questions 7 and 8

•	having at least one share registered into their own names or

•
making arrangements for participation with the broker or fiduciary institution in whose name the stock is registered without transferring any shares into their own names. If the broker or fiduciary institution agrees to provide such service, it is the broker or fiduciary institution that becomes the participant in the plan.

DIVIDEND REINVESTMENT

10. How does dividend reinvestment work?

You may participate in the plan by reinvesting dividends and/or by making optional cash investments. If you wish to reinvest dividends, you will need to select one of the two dividend reinvestment options offered through the plan. If you do not wish to reinvest dividends, you should select the "Cash Payments Only" box on the account authorization form. Your selection will apply to shares held in your plan account as well as shares registered in your name. You may change your selection at any time by following the instructions given in question 15.

Your two dividend reinvestment options are as follows:

•
Full Dividend Reinvestment – All cash dividends on all shares held in your plan account, along with all cash dividends on any shares registered in your name and held in certificated form or in your direct registration account will be used to purchase additional shares of common stock.

•
Partial Dividend Reinvestment – Cash dividends on a percentage of shares held in your plan account, along with shares registered in your name and held in certificated form or in your direct registration account will be used to purchase additional shares of common stock. You may elect to reinvest dividends on a percentage of your shares, from 10% to 90%, in increments of 10%. The cash portion of dividends will be sent to you by check unless you have elected direct deposit of dividends.

An example of partial dividend reinvestment by percentage: A participant has a total of 150 shares; 120 shares are held in the plan, 15 shares in certificated form and 15 shares in direct registration. The participant chooses to have 50% of the total dividends reinvested. This means that dividends on 75 shares will be reinvested and dividends on 75 shares will be paid in cash.

Your election will also apply to any shares you subsequently acquire that are registered in your name or held in your plan account, including fractional shares and shares purchased under the plan.

If you hold both common and preferred stock, you may select one option for your preferred stock and a different option for your common stock. See question 11.

Regardless of your choice of dividend reinvestment option, you may make optional cash investments at any time. You may also participate in the plan by making optional cash investments without reinvesting any dividends. See question 14.

11. May I reinvest dividends paid on shares of preferred stock?
Holders of record of shares of our preferred stock and preferred stock A may reinvest dividends paid on their preferred shares in shares of our common stock. In this prospectus, we refer to our preferred stock and preferred stock A collectively as our preferred stock.

In order to reinvest dividends paid on our preferred stock, you will need to check the box marked "preferred stock" in the "Dividends" section of the account authorization form.

You may hold only common stock in your plan account. You may not purchase shares of preferred stock under the plan or deposit certificates representing preferred stock in your plan account.

12. When will dividend reinvestment begin?
If the plan administrator receives your properly completed account authorization form at least two business days before the record date for a dividend, the plan administrator will begin reinvestment with that dividend. If your request is received by the plan administrator after the record date, dividend reinvestment will begin with the dividend payment for the next quarter. We normally pay dividends on common and preferred stock on the first day of January, April, July and October. The dividend record date is normally two weeks before the dividend payment date. The payment of dividends on our common and preferred stock is solely within the discretion of our board of directors.
13. May I have cash dividends that are not being reinvested deposited directly into my United States bank account?
Yes, you may have cash dividends that are not being reinvested deposited directly to your United States bank account. Follow the instructions on shareowneronline.com to authorize direct deposit. In the alternative, simply complete a direct deposit of dividends authorization form and return it to the plan administrator along with a voided check, for deposits to a checking account, or savings deposit slip, for deposits to a savings account, and we will begin depositing dividends directly to your account. If your stock is jointly owned, please ensure that all registered owners sign the form.

You may obtain a direct deposit of dividends authorization form by contacting the plan administrator.

If you do not authorize direct deposit, your dividend payment will be sent by check.
OPTIONAL CASH INVESTMENTS
14. How may I make optional cash investments?
After enrolling in the plan, you may make optional cash investments by authorizing automatic withdrawals from your bank account or by sending a check to the plan administrator at any time. You may vary your optional cash investments from a minimum of $25 per investment up to a maximum of $15,000 per month. Optional cash investments must be in U.S. dollars and drawn on a United States or Canadian financial institution. Cash, money orders, traveler's checks or third party checks are not accepted.

Check. When making optional cash investments by check, you must include a completed transaction request form. A transaction request form is attached to your account statement. In addition, you may obtain a transaction request form by contacting the plan administrator. See question 4.

You should make your check payable to "Shareowner Services" and include your account number on your check. Be sure also to refer to "MDU Resources Group, Inc." You should mail your check directly to the plan administrator at the address set forth in question 4. The plan administrator will make every effort to process your investment on the next investment date, provided that it receives the funds no later than one business day prior to an investment date. Otherwise, the plan administrator holds cash investments for investment on the next investment date. See question 19. Do not mail checks to MDU Resources Group, Inc.
Your check must be in U.S. dollars and drawn on a United States or Canadian financial institution. If you live outside the United States, contact your bank to verify that it can provide you with a check that clears through a United States bank and can print the amount in U.S. dollars. Due to the longer clearance period, we are unable to accept checks that do not clear through a United States bank.
You may obtain a refund of any optional cash investment made by check upon request received by the plan administrator on or before the second business day prior to the date on which it is to be invested. However, the plan administrator will not make any refunds until it has actually collected the funds from any check.
Automatic Withdrawals. In addition to making optional cash investments by check, you may authorize automatic withdrawals from a bank account. You may set up a one-time, semi-monthly or monthly automatic withdrawal. With automatic withdrawals, your bank account is debited on the 3rd and/or the 17th day of the month, or if such 3rd or 17th day of the month is not a business day, the next business day following such 3rd or 17th day. The investment date for funds received from automatic withdrawal is the next Tuesday that is at least three business days after your account is debited or, if such Tuesday is not a trading day, the next trading day following such Tuesday.

To authorize automatic withdrawals from your bank account, you should complete and sign the automatic cash withdrawal and investment section of the account authorization form and return it to the plan administrator together with a voided blank check for checking accounts or a deposit slip for savings accounts. You may also make the election online at shareowneronline.com or by telephone. Your automatic withdrawals will begin as soon as administratively possible after the plan administrator receives your request.

You will not receive any confirmation of the transfer of funds other than as reflected in your plan account statements and in your bank account statements.

You may change or discontinue automatic withdrawals online, by telephone or by using the transaction request form attached to your statement. The plan administrator must receive any request to change or discontinue automatic withdrawals at least seven business days prior to the investment date in order for the election to become effective for that date.

Uncollected Optional Cash Investments. In the event that any check or any automatic withdrawal is returned unpaid for any reason, the plan administrator will remove from your account any shares purchased with such funds and will sell these shares. The plan administrator may also sell additional shares from your account to recover a $35 returned funds fee for each optional cash investment returned unpaid for any reason and may sell additional shares as necessary to cover any market loss incurred by the plan administrator.

Investment of Pending Optional Cash Investments. The plan administrator may invest the collected funds in its possession during the period that an optional cash investment is pending. The plan administrator may invest the funds in any money market mutual funds registered under the Investment Company Act, including those of an affiliate of the plan administrator or funds for which the plan administrator or any of its affiliates provides management advisory or other services. The money market mutual funds in which the plan administrator may invest consist entirely of (i) direct obligations of the United States of America or (ii) obligations fully guaranteed by the United States of America. The plan administrator bears the risk of loss with respect to such investments, and the plan administrator will retain any investment income from such investments.
_____________________

If for any reason purchases are not made within 35 days, the plan administrator will return your uninvested funds to you. You will not earn any interest on funds held for investment by the plan administrator.

CHANGING YOUR INVESTMENT OPTIONS
15. May I change my investment options under the plan?

Yes, you may change your investment options at any time online at shareowneronline.com, by telephone or by completing and returning an account authorization form. See questions 28 and 29 regarding telephone and online transactions.

PURCHASE OF SHARES
16. What is the source of shares purchased under the plan?

Shares purchased by the plan administrator under the plan may come from:

•	our authorized and unissued shares or treasury shares

•	shares purchased through the plan administrator on the open market or through negotiated transactions or

•	a combination of the foregoing.

We determine the source of shares used to meet the plan's requirements and, subject to any regulatory restrictions on the frequency with which we can change our determination, may change such determination from time to time without notice to plan participants.

Subject to certain limitations, the plan administrator has full discretion regarding open market purchases. This discretion includes, but is not limited to, determining:

•	the number of shares, if any, to be purchased on any day

•	the time of day to purchase shares

•	the price paid for such shares

•	the markets on which such shares are purchased, including on any securities exchange, on the over-the-counter market or in negotiated transactions and

•	the persons, including other broker-dealers who may be affiliated broker-dealers, from or through whom such purchases are made.
The plan administrator, in its sole discretion, has the right to purchase original issue stock directly from us if the plan administrator cannot make all necessary open market purchases on the investment date. The plan administrator has this right even if we have directed that the shares be purchased in the open market.

17. How is the purchase price determined?

The price of common stock purchased through the plan will not be less than the par value of the shares and will depend on whether the shares are acquired in the open market or directly from us. The price per share for shares purchased on the open market or in negotiated transactions will be the weighted average price paid for all shares purchased on the applicable investment date, excluding any related brokerage commissions or other service fees.

The price of shares acquired directly from us is the average of the high and low sale prices of the common stock, as reported on the New York Stock Exchange Composite Tape, on the applicable investment date or, if the New York Stock Exchange is closed on the investment date, on the next trading day the New York Stock Exchange is open.

18. How many shares will be purchased for me?

The number of shares of common stock purchased will depend on the amount of cash dividends being reinvested, if any, the amount of your optional cash investments, if any, and the purchase price per share for the applicable investment date. The plan administrator will credit your account with the number of whole shares and fractional share, computed to the third decimal place, equal to the amount to be invested divided by the purchase price, as determined in the manner set forth in question 17.

19. When will the plan administrator make share purchases under the plan?

The timing of share purchases under the plan depends on whether the plan administrator is reinvesting dividends or investing initial and optional cash investments.

Dividend Reinvestment. The plan administrator expects to reinvest cash dividends on the applicable dividend payment date or, if the dividend payment date is not a trading day, the next trading day following the dividend payment date.

Initial and Optional Cash Investments. The plan administrator expects to invest initial and optional cash investments on (a) Tuesday of each week or, if Tuesday is not a trading day, the next trading day following Tuesday or (b) in any week in which a cash dividend is paid, the dividend payment date or, if the dividend payment date is not a trading day, the next trading day.

The plan administrator expects to complete all purchases on the dividend payment date or the applicable investment date, but it will make all purchases within five business days after the dividend payment date or investment date, subject to any waiting periods required under applicable laws or stock exchange regulations.

The plan administrator will not be liable for any claim arising out of failure to purchase stock on a certain date or at a specific price. You bear this risk by participating in the plan. You will not earn interest on funds held by the plan administrator pending their investment in common stock.

20. What discretion will I have as to matters relating to purchases?

You will not have any discretion as to matters relating to purchases, including determination of the number of shares, if any, to be purchased on any day or at any time of day, the price to be paid for such shares, the source from which such shares are to be purchased and when the shares are purchased.

EXPENSES RELATED TO PURCHASES
21. Will I incur any expenses in connection with the purchase of shares under the plan?

No, you will not incur any brokerage commissions or service fees in connection with purchases of shares under the plan. Regardless of whether the plan administrator purchases shares directly from us, on the open market or in negotiated transactions, we will pay any and all expenses incurred in purchasing the shares, including brokerage commissions and service fees.

If your optional cash investment is returned for any reason and the plan administrator has already credited your account for the purchase, it will sell the purchased shares and debit your account. See question 14.

You will incur expenses if you choose to sell shares held in your plan account. See question 27.

CERTIFICATES FOR SHARES
22. Will certificates automatically be issued to me for shares purchased under the plan?

No. Plan purchases are credited to your account and shown on your account statement. You will not receive certificates for your plan shares unless you request them. This protects against loss, theft or destruction of stock certificates and reduces administrative costs associated with the plan.

You may obtain certificates for some or all of your whole plan shares at any time by returning the transaction request form attached to your account statement to the plan administrator or by contacting the plan administrator by telephone. See questions 4 and 28. Any remaining whole and fractional shares will remain in your plan account. The plan administrator will not under any circumstances issue a certificate for a fraction of a share. Unless otherwise instructed, the plan administrator will issue a certificate in the name or names in which your account is registered.

23. May I deposit certificated shares in my account?

Yes, you may deposit with the plan administrator certificates representing shares of common stock, whether or not the shares were acquired under the plan, at no cost to you. To use this service, you must send your certificates to the plan administrator, accompanied by the transaction request form attached to your account statement and any other instructions you may have. Please do not endorse the certificates or complete the assignment section on the back of the certificates.

Shares represented by certificates deposited with the plan administrator are converted to book-entry form and credited to your account and thereafter are treated as if acquired under the plan. You are responsible for maintaining your own records on the cost basis of certificated shares deposited with the plan administrator.

We recommend that you use an accountable mail delivery service, such as Federal Express, United Parcel Service, DHL, United States Postal Service Express Mail, Purolator, TNT or United States Postal Service Registered Mail, to send your certificates to the plan administrator. You should also either acquire your own insurance for 2% of the market value of your shares or use the plan administrator's optional mail loss insurance discussed below. If you do not acquire your own insurance or use the plan administrator's optional mail loss insurance, you bear the full risk of loss in the event the certificates are lost.

An alternative to acquiring your own insurance on certificates being sent to the plan administrator is the optional mail loss insurance offered by the plan administrator. To purchase the optional mail loss insurance, include your $10.00 check, made payable to WFSS Surety Program, along with your certificates, transaction request form and any other instructions you may have. No additional purchase of insurance is necessary when you choose this option. You must also use an accountable mail delivery service as discussed above. Any one shipping package may not contain certificates exceeding a total value of $100,000. Claims related to lost certificates under this service must be made within 60 days of the documented delivery service mail date.

If your certificates are lost or stolen, regardless of whether you have insured them or not, the plan administrator will charge you a replacement transaction fee of $50.

Depositing shares into your plan account is different from direct registration. In direct registration, your shares are not part of the plan unless you indicate that you want your shares to participate in the plan.
While you may reinvest dividends on preferred stock pursuant to the plan, you may not deposit preferred stock certificates in your plan account.

SHARE TRANSFERS AND GIFTS
24. May I transfer plan shares to another person?
Yes, you may transfer plan shares to another person subject to compliance with any applicable laws. To do this, you must complete and sign a stock power form and return it to the plan administrator. Your signature on the stock power form must be medallion guaranteed by an eligible financial institution. You may obtain a stock power form online or by contacting the plan administrator by telephone.

To transfer shares to an existing account of a participant, provide the participant's name and account number on the stock power form. The plan administrator will transfer the shares to the participant's existing account. If the recipient is not already a participant in the plan, the plan administrator will open an account for the recipient, provided that you submit an account authorization form and choose a dividend reinvestment option for the recipient. You may also instruct the plan administrator to issue a share certificate in the recipient's name.

The plan administrator will use the following guidelines to execute share transfers if you do not provide specific instructions regarding reinvestment options:

•
When transferring shares to a recipient who is not an existing stockholder, the plan administrator will automatically open an account and enroll the recipient in the plan. The plan administrator will select the same dividend reinvestment option for this account that you have selected for your account. The stockholder may change this dividend reinvestment option at any time. See question 15.

•
When transferring shares to a stockholder who is not participating in the plan, plan shares will be transferred to the recipient's direct registration book entry balance, and the plan administrator will not enroll the recipient in the plan.

25. May I purchase shares for others?

Yes, you may purchase shares of common stock for others by making cash investments on their behalf. If the recipient is not already a participant in the plan, you must have them complete an account authorization form and return the completed form to the plan administrator together with either an initial investment of at least $250 or authorization for automatic withdrawals of at least $25 for a minimum of ten consecutive investments. If the recipient is already a participant in the plan, you may submit a check of at least $25 with the recipient's account number and name on it. Be sure also to refer to "MDU Resources Group, Inc."

SALE OF SHARES
26. How may I sell shares held in my plan account?

You may request at any time that the plan administrator sell some or all of the shares held in your plan account by completing a transaction request form or submitting a written request, which includes your account number and references "MDU Resources Group, Inc.," to the plan administrator.

If (i) the current market value of the shares requested to be sold is $50,000 or less, (ii) you have a United States bank account and (iii) you have previously authorized automated account access, you may sell plan shares by contacting the plan administrator by telephone or requesting the sale online. See questions 28 and 29. This limitation is set to help protect against unauthorized sales. In addition, the plan administrator, for any reason in its sole discretion and at any time, has the right to decline to process a telephone or online sale request and in its place require written submission of the sale request.

You may request that the plan administrator sell your shares in one of three ways:

•
Batch Order (online, telephone or mail) – The plan administrator will combine each request to sell through the plan with other participant sale requests for a batch order. Shares are then periodically submitted in bulk to a broker for sale on the open market. Shares will be sold no later than five business days after the request is made, except where deferral is necessary under state or federal regulations. Bulk sales may be executed in multiple transactions and over more than one day depending on the number of shares being sold and current trading volumes. Once entered, a batch order request cannot be canceled.

•
Market Order (online or telephone) – You may place a market order to sell your shares, which means that they will be sold at the prevailing market price when the trade is executed. The plan administrator will promptly submit the request to a broker for execution on the open market. Once entered, a market order request cannot be canceled. Sale requests submitted near the close of the market may be executed on the next trading day, along with requests received after the market close.

•
Day Limit Order (online or telephone) – You may place a day limit order to sell your shares, which means that your shares will be sold when and if the stock reaches or exceeds the specified price on the day the order was placed. The plan administrator will promptly submit the request to a broker, who will execute the sale when and if the stock reaches or exceeds the specified price on the day the order was placed, or, for orders placed after the market close, on the next trading day. The order is automatically canceled if the price is not met by the end of that trading day. Depending on the number of shares being sold and current trading volumes, the order may be only partially filled and the remainder of the order canceled. Once entered, a day limit order request cannot be canceled.

The plan administrator will not be liable for any claim arising out of failure to sell stock on a certain date or at a specific price. You bear this risk by participating in the plan.

The plan administrator will mail by first class mail the proceeds from the sale of the shares, less applicable brokerage commissions and service fees, to you, generally within four business days after the trade date. Sales processed on accounts without a valid Form W-9 for U.S. citizens or Form W-8BEN for non-U.S. citizens will also be subject to federal backup withholding. This withholding can be avoided by furnishing the appropriate and valid form prior to the sale. Forms are available online at shareowneronline.com. You may choose whether to receive the proceeds from the sale by check payable to the name or names in which your plan account is registered or to have the proceeds deposited directly into your United States bank account as indicated on the bottom portion of the transaction request form. If you request that the net proceeds be automatically deposited to a bank account, you must provide a voided blank check for a checking account or blank savings deposit slip for a savings account. If you are unable to provide a voided check or deposit slip, your written request must have all account holders' signatures medallion guaranteed by an eligible financial institution. The plan administrator will not honor requests for automatic deposit of sale proceeds that are not accompanied by the required documentation and will instead pay the net proceeds by check to the registered account holders.

If you sell all the shares in your account, the plan administrator will terminate your participation in the plan. If you sell fewer than all the shares, you will continue to participate in the plan, unless you choose to terminate. However, the plan administrator may terminate your participation in the plan if you do not hold at least one full share in your name in the plan.

The plan administrator is authorized, in its sole discretion, to choose any broker-dealer, including an affiliated broker-dealer, to make sales of shares by plan participants. Sales are usually made through an affiliated broker, who will receive brokerage commissions. The plan administrator will furnish you the name of the registered broker-dealer used to sell your shares within a reasonable time upon written request. Typically, the shares are sold through the exchange on which the common stock of MDU Resources Group, Inc. is traded. Depending on the number of MDU Resources Group, Inc. shares to be sold and current trading volume, sale transactions may be completed in multiple transactions and over the course of more than one day. All sales are subject to market conditions, system availability, restrictions and other factors. The actual sale date, time or price received for any stock sold through the plan cannot be guaranteed.

You may also request the plan administrator to transfer plan shares to a broker-dealer and then have the broker-dealer sell the shares on your behalf.

27. Will I incur any expenses in connection with the sale of shares under the plan?

Yes, the plan administrator charges a service fee per transaction and a broker commission of $0.12 per share sold. The service fee depends on the type of order you place when you want to sell your shares: $15 for a batch order, $25 for a market order and $30 for a day limit order. The plan administrator deducts these fees directly from the sale check or direct bank deposit.

ACCOUNT ACCESS
28. May I execute transactions by telephone?

Yes. In order to conduct transactions by telephone, you will need to authorize automated access for your account and select a personal identification number for security purposes. You may establish automated access by telephoning the plan administrator. After you have authorized automated access, you will be able to:

•	change your dividend reinvestment option

•	authorize, change the dollar amount of or terminate automatic withdrawals from your bank account

•	request a withdrawal of whole shares from your plan account, if the current market value of the shares is $50,000 or less

•	request a certificate for all or a portion of your whole plan shares, if the current market value of the shares is $50,000 or less

•	sell all or a portion of your plan shares, if the current market value of shares to be sold is $50,000 or less and you have a United States bank account and

•	terminate participation in the plan.

29. May I view my account information and execute transactions online?

Yes. The plan administrator maintains an Internet web site at shareowneronline.com that allows you to view your account balance, stock values, dividend information, reinvestment details and other helpful information. You may also use online access to:

•	enroll in the plan

•	change your dividend reinvestment option

•	authorize, change the dollar amount of or terminate automatic withdrawals from your bank account

•	authorize direct deposit of dividends

•	request a withdrawal of whole shares from your plan account, if the current market value of the shares is $50,000 or less

•	request a certificate for all or a portion of your whole plan shares, if the current market value of the shares is $50,000 or less

•
sell all or a portion of your shares, if the current market value of the shares to be sold is $50,000 or less, you have a United States bank account and, for joint accounts, you have previously authorized automated account access

•	update your personal information

•	sign up for e-delivery and

•	terminate participation in the plan by selling all of or withdrawing your shares, subject to the limits stated above.

30. How do I establish online access?

Participants in the plan may establish online access by going to shareowneronline.com and following the instructions for online access. Participation in the plan through the plan administrator's online services is voluntary. See question 7.

Accounts that are registered in the name of an investment club, corporation, or partnership will not be allowed online access. Please note that additional access restrictions may apply.

After you have successfully signed up, you will be able to access your account immediately. You will also receive written confirmation to your mailing address on file that your account has been activated for online access.

ACCOUNT STATEMENTS
31. What kind of reports will I receive from the plan administrator?

The plan administrator maintains an account for each plan participant and sends account statements to each participant as soon as administratively possible after each quarterly dividend reinvestment, after each optional cash investment and after any transfer, sale, deposit or withdrawal of plan shares. Included as a part of the statement is a transaction request form that you may use for requesting plan transactions. See question 5.

The account statements provide you with records of your purchases and sales and should be retained for tax purposes. It is important to retain all statements you receive as the plan administrator currently charges a fee to supply historical statement information. This fee is $20 per year.

In addition, you will receive copies of or have access to all communications sent to all holders of our common stock, including the annual report, the notice of annual meeting and proxy statement, and any reports or informational statements required by the Internal Revenue Service.

We participate in e-delivery, which permits you to consent to access your account statements, tax forms and stockholder communications electronically over the Internet. Instead of receiving these materials through the mail, you will receive an electronic notice to your email address of record notifying you of the availability of these materials online and instructing you how to access them.

If you consent to e-delivery, your consent will apply to all accounts set up at Wells Fargo Shareowner Services under the same account number for any company that has authorized e-delivery. You may change your consent at any time.

Shares of common stock credited to your plan account are subject to escheat to the state in which you reside in the event such shares are deemed, under such state's laws, to have been abandoned by you. You should therefore notify the plan administrator promptly in writing of any change of address. Account statements and other communications will be addressed to you at your last address on record with the plan administrator.

TERMINATION OF PARTICIPATION
32. When and how may I close my plan account?

Your participation in the plan is entirely voluntary. You may terminate your participation at any time by submitting the appropriate information on the transaction request form attached to your account statement or by submitting a written request, which includes your account number and references "MDU Resources Group, Inc.," to the plan administrator. You may also terminate your participation in the plan by telephone or online. See questions 28 and 29.

If the plan administrator receives your request to terminate your participation in the plan on or after a dividend record date, but before the dividend payment date, the plan administrator will process your termination request as soon as administratively possible and mail a separate dividend check to you or deposit the dividend into your bank account if you have authorized direct deposit. See question 5. Future dividends will be paid in cash, unless you rejoin the plan.

In addition, the plan administrator must receive requests to terminate automatic withdrawals from a bank account at least 15 business days prior to the scheduled investment date to ensure that your request is effective as to the next optional cash investment.

Upon termination of your participation in the plan, unless you have requested that some or all plan shares be sold, the plan administrator will transfer your whole plan shares to your direct registration account and issue a direct registration statement to you, unless you specifically request a stock certificate. The plan administrator will sell any fractional share and send you a check for the proceeds, less any applicable brokerage commissions and service fees.

If you so request, the plan administrator will sell some or all plan shares on your behalf. After settlement of the sale, the plan administrator will send you a check for the proceeds from the sale, less any applicable brokerage commissions and service fees.

33. May I re-enroll in the plan after termination?

Generally, you may re-enroll in the plan at any time. However, we and the plan administrator reserve the right to reject an account authorization form on any grounds, including excessive enrollment and termination. We reserve the right to deny, modify, suspend or terminate participation in the plan by otherwise eligible persons to the extent we deem it advisable or necessary in our discretion to comply with applicable laws or to eliminate practices that are not consistent with the purposes of the plan.

34. May I discontinue dividend reinvestment without closing my plan account?

Yes, you may at any time discontinue the reinvestment of your cash dividends on any or on all of your shares without closing your plan account by filling out an account authorization form and returning it to the plan administrator, submitting your request online at shareowneronline.com or by telephone. See questions 28 and 29.

35. May I withdraw shares from my plan account without terminating participation in the plan?

Yes, you may withdraw any number of whole shares held in your plan account at any time. You may request a withdrawal by completing a transaction request form and returning it to the plan administrator or, if the current market value of the shares to be issued is $50,000 or less, by making the request over the telephone or online. The plan administrator will transfer your whole plan shares into your direct registration account and issue a direct registration statement to you, unless you specifically request a stock certificate.

36. What happens when I sell or transfer all of the shares registered in my name outside of the plan?

If you sell all shares of common stock registered in your name outside of the plan, the plan administrator will, unless you instruct otherwise, continue to reinvest in accordance with your instructions the dividends on the shares credited to your plan account.

If you transfer all shares of common stock registered in your name outside of the plan into a new registration, the plan administrator will not automatically transfer the plan account to the new registration. You must contact the plan administrator to request a transfer of plan shares.

OTHER INFORMATION
37. What happens if MDU Resources Group, Inc. issues a stock dividend, declares a stock split or has a rights offering?

If we declare a stock dividend or stock split, the plan administrator will credit the number of shares of common stock distributable with respect to the plan shares that you own as of the record date to your plan account on the payable date.

If you send a notice of termination or a request to sell to the plan administrator between the record date and the payable date for a stock distribution, the plan administrator will not process the request until the stock distribution is credited to your account.

If we have a rights offering, the plan administrator will sell the rights on the open market and credit your plan account with the net proceeds of the sale. The net proceeds will then be invested as an optional cash investment.

38. How will shares in my account be voted?

For each meeting of stockholders, we will send you proxy materials through mail or email or provide you with notice and access to proxy materials in accordance with the rules and regulations of the Securities and Exchange Commission to allow you to vote your shares. If you do not return a signed proxy card or vote by telephone or the Internet, none of your shares will be voted unless you vote in person.

39. What are the responsibilities of MDU Resources Group, Inc. and the plan administrator under the plan?

We, the plan administrator and any broker-dealer selected by the plan administrator to make purchases and sales pursuant to the plan will not be liable under the plan for any act or failure to act done in good faith in administering the plan. This includes, but is not limited to, any claims of liability relating to:

•	the failure to terminate your account upon your death prior to receiving written notice of your death

•	the prices at which or the times when common stock is purchased or sold or

•	any changes in the market value of our common stock.

The plan administrator acts solely as our agent and owes no duties, fiduciary or otherwise, to any other person by reason of the plan, and no implied duties, fiduciary or otherwise, shall be read into the plan. The plan administrator undertakes to perform the duties and only the duties that are described in this prospectus to be performed by it. No implied covenants or obligations shall be read into the plan with respect to us or the plan administrator.

In the absence of negligence or willful misconduct on its part, the plan administrator, whether acting directly or through agents or attorneys, shall not be liable for any action taken, suffered or omitted or for any error of judgment made by it in performing its duties under the plan. The plan administrator shall never be liable for any special, indirect or consequential loss or damage of any kind whatsoever, including lost profits. This is so even if the plan administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.

The plan administrator shall not be required to and shall make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own. Also, the plan administrator shall not be obligated to take any legal action under the plan that might, in its judgment, involve any expense or liability, unless it has been furnished with reasonable indemnity.

The plan administrator shall not be responsible or liable for any failure or delay in the performance of its obligations under the plan arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including:

•	acts of God, such as earthquakes, fires or floods

•	wars and civil or military disturbances

•	sabotage

•	epidemics

•	riots

•	interruptions, loss or malfunctions of utilities

•	computer hardware or software or communications services

•	accidents

•	labor disputes and

•	acts of civil or military authority or governmental actions.

However, the plan administrator shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as administratively possible under the circumstances.

This immunity does not relieve us or the plan administrator of any liability for violations of applicable federal securities laws.

We and the plan administrator cannot assure you of a profit or protect you against a loss on shares purchased under the plan.

40. Who determines questions of interpretation under the plan?

We reserve the right to interpret and regulate the plan as we deem necessary or advisable in connection with the operation of the plan.

41. Can shares credited to my account be pledged?

No, you may not pledge or grant a security interest in plan shares. You must withdraw the shares from your account and have certificates representing the shares issued by the plan administrator. In the alternative, you or your broker may request a transfer of plan shares to a brokerage account by completing the transaction request form attached to your plan account statement.

42. Can MDU Resources Group, Inc. amend or terminate the plan?

We reserve the right to amend, suspend or terminate the plan at any time. We will notify you of any material amendments to the plan or any suspension or termination of the plan.

SUMMARY OF INVESTMENT AMOUNTS AND FEES

Investment amounts

Minimum cash investments
Minimum one-time initial purchase for new investors*	$250.00
* or 10 minimum consecutive automatic investments	$25.00
Minimum one-time optional cash purchase	$25.00
Minimum recurring automatic investments	$25.00
Maximum cash investments
Maximum calendar month cash investment	$15,000.00

Fees

Sales fees
Batch order service fee per transaction	$15.00
Market order service fee per transaction	$25.00
Day limit order service fee per transaction	$30.00
Sale trading commission per share	$0.12
Direct deposit of sale proceeds	$5.00
Other fees
Returned check / Rejected automatic bank withdrawals per item	$35.00
Prior year duplicate statements per year	$20.00
Replacement certificate fee	$50.00
Optional mail loss insurance	$10.00

USE OF PROCEEDS
We will receive no proceeds from open market or negotiated purchases of common stock. We expect to use the proceeds from the purchase of common stock directly from us to fund capital requirements, for corporate development purposes, including, without limitation, the potential acquisition of businesses and/or business assets and other general corporate purposes, and may include the repayment of a portion of outstanding short-term borrowings incurred for those purposes. We have no basis for estimating either the number of shares of common stock that will ultimately be sold pursuant to the plan or the prices at which such shares will be sold.

DIVIDEND POLICY
It is generally our practice to pay dividends on our common and preferred stock quarterly on the first day of January, April, July and October. The payment of dividends is within the sole discretion of our board of directors. The payment of dividends depends on future earnings, financial requirements and other factors. We cannot provide you with any assurance as to the amount of future dividends.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following description is a summary of material U.S. federal income tax consequences of participation in the plan. This description is based on the Internal Revenue Code of 1986, as amended, current, temporary and proposed Treasury regulations, administrative pronouncements of the Internal Revenue Service, and relevant judicial decisions, all as of the date of this prospectus. The description may be affected by future legislation, Internal Revenue Service rulings and regulations or court decisions. No ruling from the Internal Revenue Service has been requested or issued regarding the plan. This description is not binding upon nor considered authority by the Internal Revenue Service or any court, and no assurance can be provided that the tax treatment discussed below or claimed by any stockholder participating in the plan will not be successfully challenged by the Internal Revenue Service. The description assumes that you hold our common stock as a capital asset, which includes property held for investment, and does not address all aspects of taxation that may be relevant to you in light of your particular circumstances. The description does not address participants subject to special treatment under the U.S. federal income tax laws, including but not limited to:

•	insurance companies

•	partnerships and other pass-through entities

•	tax-exempt organizations

•	financial institutions

•	broker-dealers

•	participants who hold our stock as part of a straddle, hedge, conversion transaction or other integrated investment

•	participants whose functional currency is not the U.S. dollar and

•	foreign participants, except as specifically indicated below.

Accordingly, you should consult with your own tax advisor regarding, with respect to the U.S. federal, state, local and foreign tax, including estate and gift tax, the consequences of your participation in the plan, in light of your particular circumstances. Except as provided below, the U.S. federal income tax consequences to a participant, including a participating corporate stockholder, in the plan, as of the date of this prospectus, may be summarized as follows:

•	With respect to reinvested cash dividends used to purchase authorized but unissued shares or treasury shares of common stock from us, you will be treated for U.S. federal income tax purposes as having received a distribution in an amount equal to the fair market value of the number of shares, including fractional shares, of common stock purchased with the reinvested cash dividends on the dividend payment date. Your initial basis in the shares so purchased will be equal to the fair market value of the shares on the dividend payment date. With respect to reinvested cash dividends the plan administrator uses to purchase shares of common stock on the open market or through negotiated transactions, you will be treated for U.S. federal income tax purposes as having received a distribution in an amount equal to the cash dividends reinvested plus any brokerage commissions we pay to obtain the shares. Your initial basis in the shares so purchased will be equal to the amount treated as a dividend distribution to you.

•
A distribution will be treated as dividend income to you to the extent of our current and accumulated earnings and profits, as determined for U.S. federal income tax purposes, and as reported to you on Form 1099-DIV. To the extent the distribution exceeds our current and accumulated earnings and profits, any excess will first constitute a non-taxable return of your capital investment in the stock that will reduce your tax basis. Once your capital investment has been fully recovered and your basis reduced to zero, any additional excess will be treated as gain from the sale of such stock.

•
If you purchase our common stock with optional cash investments, you will recognize no taxable income upon the purchase except to the extent of any brokerage commissions we pay to obtain the shares. Any brokerage commissions we pay to obtain the shares will be treated as dividend income to you to the extent of our current and accumulated earnings and profits, as determined for U.S. federal income tax purposes, and as reported to you on Form 1099-DIV. Your initial basis in the shares purchased in this manner will be the amount of the optional cash investment plus any brokerage commissions reported to you on Form 1099-DIV.

•
If you are not a corporation, dividends received by you with respect to our common stock will be taxed at a reduced rate, not exceeding 20%, provided you meet a minimum holding period and other requirements are satisfied. Otherwise, dividends will be taxable to you at regular ordinary income rates. If you are a corporate stockholder, you may be eligible for a dividends received deduction. The dividends received deduction for corporate stockholders is subject to holding period, taxable income and other limitations. Investment earnings such as dividends are subject to a 3.8% Medicare tax in the hands of individuals having an adjusted gross income in excess of $200,000 ($250,000 in the case of joint returns). This same tax applies in the case of certain trusts and estates.

•	Your holding period for shares of common stock acquired pursuant to the plan will begin on the day following the date the shares are credited to your plan account.

•
You will not realize taxable income as a result of the receipt of certificates or transfer to direct registration for whole shares of common stock credited to your plan account, either upon your request for those shares or upon withdrawal from participation in, or termination of, the plan.

•
You will recognize a gain or loss when you sell or exchange shares of common stock held in your plan account and, in the case of a fractional share, when you receive a cash payment for a fraction of a share of common stock credited to your plan account – for example, upon your termination of participation in, or termination of, the plan. The amount of such gain or loss will be the difference between the amount that you receive for the shares or fraction of a share and your tax basis in the shares or fraction of a share. If the shares were held for more than one year prior to sale or exchange, the recognized gain or loss will be a long-term capital gain or loss. If the shares were held for one year or less, the gain or loss will be a short-term capital gain or loss. The plan uses a first in, first out method when determining the tax basis of any shares sold. However, you may designate your preference in writing to the plan administrator at any time for a different method of determining the tax basis of shares sold.

•
If you are subject to "backup" withholding, the plan administrator will invest in shares of common stock an amount equal to your cash dividends less the amount of tax required to be withheld, currently 28% of the amount treated as dividend income. Backup withholding generally will apply if you:

•	fail to furnish in the manner required your taxpayer identification number, which for an individual is either your social security number or individual taxpayer identification number

•	have been notified by the Internal Revenue Service that an incorrect taxpayer identification number was provided

•	have been notified by the Internal Revenue Service that you have failed to report properly payments of interest and dividends or

•	have failed to certify that you are not subject to backup withholding.
Amounts withheld under the backup withholding rules constitute a tax payment that may be refunded or credited against your U.S. federal income tax liability, provided that you timely furnish the required information to the Internal Revenue Service.

•
If you are a foreign holder of our stock whose dividends are subject to U.S. withholding tax, the plan administrator will apply the net amount of your dividends, after the deduction of withholding taxes, including withholding taxes owing by reason of the purchase of shares of common stock with reinvested stock dividends, to the purchase of shares of common stock. The statements confirming purchases made for you as a foreign stockholder will indicate the amount of U.S. federal tax withheld. If you as a foreign stockholder desire to invest the full amount of your dividends, you may mail optional cash investments to the plan administrator in an amount equal to the amount of the tax withheld, even if less than $25. Foreign stockholders are subject to a 30% withholding tax on any dividends payable to them, unless the rate is reduced under an income tax treaty between the United States and the participant's country of residence. Additionally, starting in 2014, dividends payable to foreign stockholders or participants that hold their shares through a foreign financial institution may be subject to a 30% withholding tax if such foreign financial institution does not comply with special reporting rules imposed by the Foreign Account Tax Compliance Act. If these rules apply but are not complied with, such dividends will be subject to a 30% withholding tax, notwithstanding a treaty providing for a lower rate.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and other reports and other information with the Securities and Exchange Commission. You can read and copy any information filed by us with the Securities and Exchange Commission at the Securities and Exchange Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain additional information about the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

             In addition, the Securities and Exchange Commission maintains an Internet site, http://www.sec.gov, that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission, including MDU Resources Group, Inc. We also maintain an Internet website at http://www.mdu.com. Information contained on our Internet website does not constitute part of this prospectus.

INCORPORATION BY REFERENCE
The Securities and Exchange Commission allows us to "incorporate by reference" the information that we file with the Securities and Exchange Commission, which means that we may disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. We are incorporating by reference the documents listed below and any future filings we make with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus, other than any information deemed to have been furnished and not filed with the Securities and Exchange Commission pursuant to certain items of Form 8-K, until we terminate this offering. Any of those future filings will update, supersede and replace the information contained in any documents incorporated by reference in this prospectus at the time of the future filings. We incorporate by reference the following documents set forth below that we have previously filed with the Securities and Exchange Commission (SEC file number 1-3480):

•	Annual Report on Form 10-K for the year ended December 31, 2013, filed on February 21, 2014;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, filed on May 7, 2014, June 30, 2014, filed on August 8, 2014 and September 30, 2014, filed on November 7, 2014;

•
Current Reports on Form 8-K, filed on January 23, 2014, February 13, 2014, February 19, 2014, March 13, 2014, April 14, 2014, April 24, 2014, May 15, 2014, May 19, 2014, July 21, 2014, August 19, 2014, September 15, 2014, September 23, 2014, and November 13, 2014, and Amendment No. 1 to the December 3, 2013 Current Report on Form 8-K, filed on February 19, 2014; and

•
Description of the common stock contained in the Registration Statement on Form 8-A, filed on September 21, 1994, as amended by amendment no. 1 on Form 8-A/A, filed on March 23, 2000, amendment no. 2 on Form 8-A/A, filed on March 10, 2003, amendment no. 3 on Form 8-A/A, filed on January 21, 2004, amendment no. 4 on Form 8-A/A, filed on June 27, 2007, amendment no. 5 on Form 8-A/A, filed on November 19, 2008, amendment no. 6 on Form 8-A/A, filed on January 5, 2009, amendment no. 7 on Form 8‑A/A, filed on April 30, 2010, and amendment no. 8 on Form 8-A/A, filed on August 19, 2014 and any further amendment or report filed for the purpose of updating such description.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. You may request a copy of these documents, at no cost to you, by writing or calling the Investor Relations Department, MDU Resources Group, Inc., 1200 West Century Avenue, P.O. Box 5650, Bismarck, North Dakota 58506-5650, telephone (701) 530-1000.

EXPERTS
The consolidated financial statements and the related financial statement schedules, incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2013, and the effectiveness of our internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference.  Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL OPINIONS
The validity of the common stock has been passed upon for us by Paul K. Sandness, Esq., our General Counsel, and by Duane Morris LLP, New York, New York. As of October 13, 2014, Mr. Sandness owned approximately 60,531 shares of our common stock.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution

Securities and Exchange Commission registration fee	$ 3,049
Printing expenses	13,000
Transfer agent fees	127,000
Legal fees and expenses	100,000
Accountants' fees and expenses	15,000
Miscellaneous	16,951
Total	$275,000

Item 15. Indemnification of Directors and Officers
Our bylaws include the following provision:
7.07 Indemnification of Officers, Directors, Employees and Agents.

(a)
Indemnification Granted.  The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any director or former director or officer or former officer of the Corporation (a "Director or Officer") who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding") by reason of the fact that he or she is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust, non-profit entity or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys' fees), judgments, fines, penalties, excise taxes and penalties assessed with respect to employee benefit plans, and amounts paid in settlement actually and reasonably incurred by such Director or Officer.  The Corporation shall be required to indemnify a Director or Officer in connection with a Proceeding (or part thereof) initiated by such Director or Officer only if the Proceeding (or part thereof) was authorized by the Board of Directors.

(b)
Consent to Settlement or Nonadjudicated Disposition.  No indemnification pursuant to this Section 7.07 shall be required with respect to any settlement or other nonadjudicated disposition of any threatened or pending Proceeding unless the Corporation has given its prior consent to such settlement or disposition.

(c)
Advancement of Expenses. The Corporation shall pay the expenses incurred by a Director or Officer in defending any Proceeding in advance of its final disposition, provided, however, that the payment of such expenses shall be made only upon receipt of an undertaking by the Director or Officer to repay all amounts advanced if it shall ultimately be determined that the Director or Officer is not entitled to be indemnified.

(d)
Claims. If a claim for indemnification (following a final full or partial disposition of a Proceeding with respect to which indemnification is sought) or advancement of expenses (including attorneys' fees) under this Section 7.07 is not paid in full within sixty (60) days after a written claim therefor has been received by the Corporation, the Director or Officer may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim, to the fullest extent permitted by applicable law. In any such action, the Corporation shall have the burden of proving that the Director or Officer was not entitled to the requested indemnification or advancement of expenses under this Section 7.07 or applicable law.

(e)
Other Indemnification and Advancement of Expenses. The Corporation may provide indemnification and advancement of expenses (including attorneys' fees) to employees and agents to the extent permitted by applicable law.

(f)
Non-exclusivity of Rights. The rights conferred on any Director or Officer by this Section 7.07 shall not be exclusive of other rights to which such Director or Officer may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these Bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Nothing in this Section 7.07 shall limit the power of the Corporation or the Board of Directors to grant indemnification and advancement of expenses, including attorneys' fees, to directors, officers, employees and agents otherwise than pursuant to this Section 7.07.

(g)
Other Source Indemnification. The Corporation's obligation to indemnify any Director or Officer who was or is serving at its request as a director, officer, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust, non-profit entity or other enterprise shall be reduced by any amount such Director or Officer may collect as indemnification from such other corporation, partnership, limited liability company, joint venture, trust, non-profit entity or other enterprise.

(h)
Repeal or Modification; Legal Representatives. Any repeal or modification of the foregoing provisions of this Section 7.07 shall not adversely affect any right or protection hereunder of any Director or Officer in respect of any act or omission occurring prior to the time of such repeal or modification. The rights provided to any Director or Officer by this Section 7.07 shall inure to the benefit of such Director's or Officer's legal representative.

Section 145 of the General Corporation Law of the State of Delaware provides for indemnification of our directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933.  We maintain liability insurance protecting us, as well as our directors and officers, against liability by reason of their being or having been our directors or officers. In addition, we have entered into indemnification agreements with our directors and officers to provide for indemnification to the fullest extent permitted by applicable Delaware law and in excess of that expressly permitted by statute, but not to the extent prohibited by law.

Item 16. Exhibits

*4.1
Restated Certificate of Incorporation of the Company, as amended, dated May 13, 2010, filed as Exhibit 3(a) to Form 10-Q for the quarter ended September 30, 2010, filed on November 3, 2010, in File No. 1-3480

*4.2	Company Bylaws, as amended and restated August 14, 2014, filed as Exhibit 3.1 to Form 8-K dated August 14, 2014, filed on August 19, 2014, in File No. 1-3480
*4.3	Indenture, dated as of December 15, 2003, between the Company and The Bank of New York, as trustee, filed as Exhibit 4(f) to Form S-8 on January 21, 2004, in Registration No. 333-112035
*4.4
First Supplemental Indenture, dated as of November 17, 2009, between the Company and The Bank of New York Mellon, as trustee, filed as Exhibit 4(c) to Form 10-K for the year ended December 31, 2009, filed on February 17, 2010, in File No. 1-3480

5.1	Opinion of Paul K. Sandness, General Counsel to the Company
5.2	Opinion of Duane Morris LLP, counsel to the Company
23.1	Consent of Deloitte & Touche LLP
23.2	The consents of Paul K. Sandness and Duane Morris LLP are contained in their opinions filed as Exhibits 5.1 and 5.2, respectively, hereto
24	Power of Attorney (see signature pages)
_____________
*Previously filed and incorporated herein by reference.

Item 17.    Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)    That for the purpose of determining liability under the Securities Act of 1933 to any purchaser each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

POWER OF ATTORNEY
Each director and/or officer of the registrant whose signature appears below hereby appoints the agents for service named on the cover of this registration statement, and each of them severally, as his/her attorney-in-fact to sign in his/her name and behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to this registration statement, and the registrant hereby also appoints each such agent for service as its attorney-in-fact with like authority to sign and file any such amendment in its name and behalf.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bismarck, State of North Dakota, on the 12th day of November, 2014.

MDU RESOURCES GROUP, INC.

By:	/s/ David L. Goodin
David L. Goodin
President and
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David L. Goodin	Chief Executive Officer and Director	November 12, 2014
David L. Goodin (President and Chief Executive Officer)
/s/ Doran N. Schwartz	Chief Financial Officer	November 12, 2014
Doran N. Schwartz (Vice President and Chief Financial Officer)

Signature	Title	Date

/s/ Nathan W. Ring	Chief Accounting Officer	November 12, 2014
Nathan W. Ring (Vice President, Controller and Chief Accounting Officer)
/s/ Harry J. Pearce	Director	November 12, 2014
Harry J. Pearce (Chairman of the Board)
/s/ Thomas Everist	Director	November 12, 2014
Thomas Everist
/s/ Karen B. Fagg	Director	November 12, 2014
Karen B. Fagg
/s/ Mark A. Hellerstein	Director	November 12, 2014
Mark A. Hellerstein
/s/ A. Bart Holaday	Director	November 12, 2014
A. Bart Holaday
/s/ Dennis W. Johnson	Director	November 12, 2014
Dennis W. Johnson
/s/ William E. McCracken	Director	November 12, 2014
William E. McCracken
/s/ Patricia L. Moss	Director	November 12, 2014
Patricia L. Moss
/s/ J. Kent Wells	Director	November 12, 2014
J. Kent Wells
/s/ John K. Wilson	Director	November 12, 2014
John K. Wilson

EXHIBIT INDEX

*4.1
Restated Certificate of Incorporation of the Company, as amended, dated May 13, 2010, filed as Exhibit 3(a) to Form 10-Q for the quarter ended September 30, 2010, filed on November 3, 2010, in File No. 1-3480

*4.2	Company Bylaws, as amended and restated August 14, 2014, filed as Exhibit 3.1 to Form 8-K dated August 14, 2014, filed on August 19, 2014, in File No. 1-3480
*4.3	Indenture, dated as of December 15, 2003, between the Company and The Bank of New York, as trustee, filed as Exhibit 4(f) to Form S-8 on January 21, 2004, in Registration No. 333-112035
*4.4
First Supplemental Indenture, dated as of November 17, 2009, between the Company and The Bank of New York Mellon, as trustee, filed as Exhibit 4(c) to Form 10-K for the year ended December 31, 2009, filed on February 17, 2010, in File No. 1-3480

5.1	Opinion of Paul K. Sandness, General Counsel to the Company
5.2	Opinion of Duane Morris LLP, counsel to the Company
23.1	Consent of Deloitte & Touche LLP
23.2	The consents of Paul K. Sandness and Duane Morris LLP are contained in their opinions filed as Exhibits 5.1 and 5.2, respectively, hereto
24	Power of Attorney (see signature pages)
____________
*Previously filed and incorporated herein by reference